Exhibit 10.1

AMENDMENT TO THE TESARO, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

The TESARO, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this Amendment by the Board of Directors of TESARO, Inc. (the “Company”), subject to the approval of this Amendment by the stockholders of the Company, as provided below:

1.             The definition of Participating Affiliate in Section 1.9 of the ESPP is amended and restated to read as follows:

“‘Participating Affiliate’ means any company or other trade or business that is a subsidiary of the Company (determined in accordance with the principles of Section 424(e) and (f) of the Code and the regulations thereunder) that has been specifically designated by the Board from time to time as participating in the Plan.”

2.             The first sentence of Section 2 of the ESPP is amended and restated to read as follows:

“Subject to adjustment as provided in Section 28 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is five hundred and fifty thousand (550,000) shares.”

3.             Section 17 of the ESPP is amended and restated to be renamed “Termination of Employment or Discharge” and shall be amended and restated to read as follows:

“In the event a participating employee leaves the employ of the Company or a Participating Affiliate for any reason other than due to death, the amount in the employee’s account will be distributed and the employee’s option to purchase will terminate.”

4.             Section 18 of the ESPP is amended and restated to read “Intentionally Omitted.”

5.             The first sentence of Section 22 of the ESPP is amended and restated to read as follows:

“A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if (a) the Board elects to terminate the Plan as provided in Section 27 below, (b) the employee ceases to be eligible to participate in the Plan under Section 5 above, or (c) the employee terminates employment pursuant to the terms set forth in Section 17.”

6.             The ESPP shall otherwise be unchanged by this Amendment.

7.             This Amendment is adopted subject to approval within 12 months of the Adoption Date by a majority of the stockholders of the Company.  If the stockholders fail to approve this Amendment within 12 months of the Adoption Date, the number of shares of stock reserved for issuance under the ESPP shall not exceed the number permitted under the Plan as in effect before the Adoption Date.

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The foregoing Amendment to the ESPP was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on February 21, 2018, subject to the approval of the Amendment by the stockholders of the Company.

Joseph L. Farmer
Secretary